EXHIBIT 23.1

CONSENT OF INEDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 15, 2018, with respect to the consolidated financial statements and schedule of Steadfast Apartment REIT III, Inc., in Supplement No. 14 to the Prospectus related to Registration Statement (Form S-11 No. 333-207952) of Steadfast Apartment REIT III, Inc. for the registration of up to $1,300,000,000 in shares of its common stock.

/s/ Ernst & Young LLP

Irvine, California
March 16, 2018